                                                                     EXHIBIT 4.1

         ANWORTH MORTGAGE ASSET CORPORATION DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

                                AUGUST 27, 1999

                           1.  PURPOSE OF THE PLAN.

     The purpose of the Anworth Mortgage Asset Corporation (the "Company") Dividend Reinvestment and Stock Purchase Plan (the "Plan") is to provide existing stockholders (the "Stockholders") of the Company's outstanding common stock (collectively the "Company Stock") and interested investors who are not Stockholders with a convenient and economical method to purchase shares of the Company's common stock (the "Common Stock") and to reinvest all or a portion of their cash dividends on Company Stock in additional shares of Common Stock. The Plan provides the Company with a means of raising additional capital for operations on an economical basis. The aggregate number of shares of Common Stock that may be purchased and issued under the Plan shall be 450,000, provided, however, that the aggregate number of shares of Cash Purchases (as defined herein) that may be purchased and issued under the Plan shall not exceed 225,000.

                              2.  ADMINISTRATION

     The Plan will be administered by Continental Stock Transfer & Trust Company (the "Agent"), the Transfer Agent and Registrar for the Company. As the Agent for Stockholders participating in the Plan, the Agent will administer the Plan in accordance with the terms and conditions of the Plan as set forth below.

     The Agent will establish an account under the Plan for each Participant ("Participant's Account"), and will credit to the Participant's Account cash received by the Agent for the Participant from cash dividends paid on the shares of Company Stock, including those full and fractional shares of Common Stock (computed to four decimal places) acquired under the Plan, and all voluntary cash contributions for Cash Purchases (as defined below) received by the Agent from the Participant.

     As soon as practicable after the purchases of shares of Common Stock have been completed, the Agent will send each Participant a statement of their account ("Account Statement"). The Account Statement will confirm the transaction and itemize any previous investment activity for the calendar year. ACCOUNT STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT FOR HIS OR HER OWN RECORDS.

                 3.  ADVANTAGES AND DISADVANTAGES OF THE PLAN

     (a)  Advantages.
          ----------

     . The Plan provides Participants with the opportunity to purchase additional shares of Common Stock, if desired, by automatically reinvesting all or a portion of their cash dividends on Company Stock in the dividend reinvestment program.

     . In addition to the reinvestment of dividends, the Plan provides
          Stockholders with the opportunity to make monthly investments of Common Stock through optional cash purchases ("Optional Cash Purchases"), subject to a minimum and maximum amount. Optional Cash Purchases may be made by check, money order, wire transfer, or electronic funds transfer from a predesignated bank account. Optional Cash Purchases may be made occasionally or at regular intervals on the Cash Purchase Investment Dates (as defined below), as the Participant desires. Participants may make Optional Cash Purchases even if dividends on their shares of Common Stock are not being reinvested.


                              EXHIBIT 4.1-Page 1

     . Shares purchased under the Plan may be purchased at the market price which may be less than the book value of Common Stock.

     . The Plan also provides non-Stockholders of the Company the opportunity to become Participants by making an initial cash investment (referred to as "Initial Cash Purchases" and, collectively with Optional Cash Purchases, as "Cash Purchases") in the Company's Common Stock, subject to a minimum and maximum amount.

     . Shares purchased directly from the Company through dividend reinvestment under the Plan will be issued without a sales commission and may be issued at a discount, ranging from 0% to 5% (the "Discount Rate") to the Market Price for Dividend Reinvestments (as defined herein). If the Company should elect that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

     . Shares purchased directly from the Company for investment through Cash
          Purchases under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for Cash Purchases (as defined herein). If the Company elects that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

     . Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as full shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

     . Participants may direct the Agent to transfer, at any time and at no cost to the Participant, all or a portion of the Participant's shares in the Plan to a Plan account for another person.

     . The Plan offers a "share safekeeping" service whereby, at no cost, Participants may deposit their Common Stock certificates with the Agent and have their ownership of such Common Stock maintained on the Agent's records as part of their Plan account.

     . Participants will receive statements containing year-to-date information on all Plan transactions in a Participant's account within a reasonable time after a transaction occurs, designed to simplify the Participants' record keeping.

     (b)  Disadvantages.
          -------------

     . Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date, as declared from time to time by the Company, which occurs generally on the 10th day of the first month following the last month of each calendar quarter (the "Dividend Payment Date"); such dividend may give rise to a tax payment obligation without providing the Participant with immediate cash to pay such tax when it becomes due. See "Federal Income Tax Consequences."

     . Participants will have limited control regarding the specific timing of purchases and sales under the Plan. Because Cash Purchases under the Plan will be made no earlier than twelve business days

                              EXHIBIT 4.1-Page 2
          following receipt of an investment instruction, and because sales under the Plan will be effected by the Agent only as soon as practicable after its receipt of such instructions, a Participant may be unable to achieve the same level of control over purchase and sale timing that they might have for investments made outside the Plan.

     . The Company may, in its sole discretion without prior notice to Participants, change its determination as to whether shares of Common Stock will be purchased by the Agent directly from the Company or through open market or privately negotiated purchases. No Discount Rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases, instead of directly from the Company. The Company may also, without prior notice to Participants, lower or eliminate the Discount Rate on shares to be purchased directly from the Company for future investment periods. As a result, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan.

     . No interest will be paid by the Company or the Agent on dividends or funds for Cash Purchases held pending reinvestment or investment or to be returned to the Participant. In addition, Cash Purchases exceeding $5,000 per month may be subject to return to the Participant (in whole or proportionate part) without interest in the event that (i) a threshold price has been established with respect to shares to be purchased from the Company, and (ii) such threshold price is not met for any day on which the NASDAQ-AMEX ("Stock Exchange") is open for trading ("Trading Day") during the twelve Trading Days prior to the date scheduled for investment of Cash Purchases for that month (the "Pricing Period").

     . With respect to Cash Purchases (including Cash Purchases exceeding $5,000 per month), while the Plan allows the Company to establish a Discount Rate from the Market Price for Cash Purchases, there can be no assurance that such Market Price for Cash Purchases, as so discounted, will not be equal to or greater than the purchase price of the shares on the relevant date of the date of the investment of the Cash Purchases (the "Cash Purchase Investment Date").

                                4.  ELIGIBILITY

     Participation in the Plan is open to any person or entity, whether or not a Stockholder of the Company, who fulfills the requirements for participation described below under "Enrollment Procedures." A Stockholder who owns shares of Company Stock in his or its own name is referred to herein as a "Stockholder of Record." A Stockholder of Record may participate directly in the Plan. A Stockholder who beneficially owns shares of Company Stock that are registered in a name other than such Stockholder's name (for example, where shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." A Beneficial Owner may participate in the Plan by either (i) becoming a Stockholder of Record by having one or more shares transferred into their own name, or (ii) coordinating their participation with their broker, bank or other nominee who is the record holder to participate on their behalf. A prospective investor who holds no shares of Company Stock may also participate, at their option, either directly or through a broker, bank or other nominee by following the Enrollment Procedures described below.

     The Plan is intended for the benefit of investors in the Company and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per month maximum without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Stock. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $5,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company. For the purpose of this limitation, the Company reserves the right to aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be

                              EXHIBIT 4.1-Page 3
limited by the Company to only one Plan account. Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $5,000 without an approved Request for Waiver, the Company will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

                           5.  ENROLLMENT PROCEDURES

     After being furnished a copy of the Prospectus:

     (a) Stockholders of Record. Stockholders of Record may become Participants
         ----------------------
by delivering a completed authorization form (the "Authorization Form") to the Agent.

     (b) Beneficial Owners. Beneficial Owners are eligible to participate in the
         -----------------
Plan, however, such Beneficial Owners must instruct their broker, bank or other nominee to complete and sign the Authorization Form and forward it to its securities depository, which will provide the Agent with the information necessary to allow the Beneficial Owner to participate in the Plan. To facilitate participation by Beneficial Owners, the Plan is eligible for the Depository Trust Dividend Reinvestment Services. A broker and nominee form (the "Broker and Nominee Form") is required to be used for Cash Purchases of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. See "Broker and Nominee Form" below.

     (c) Non-Stockholders. Non-Stockholders of the Company may become
         ----------------
Participants by directly delivering a completed Authorization Form to the Agent, or through coordination with their broker, bank or other nominee as described in
(b) above for Beneficial Owners, along with an Initial Cash Purchase of not less than $500 and not more than $5,000; provided, that Initial Cash Purchases of more than $5,000 may be made if a Request for Waiver therefor is approved by the Company.

     Participation in the Plan will begin upon receipt of a properly completed Authorization Form and/or Broker and Nominee Form (and, in cases of cash investments exceeding $5,000, receipt and approval by the Company of a properly completed Request for Wavier). The funds for a Cash Purchase may be submitted with the initial Authorization Form. Thereafter, it will not be necessary to submit an additional Authorization Form and Cash Purchases may be made monthly or, periodically, at the election of the Participant. See Section 8 for more details on Cash Purchases and Dividend Reinvestments.

     With respect to the dividend reinvestment portion of the Plan, the Authorization Form (and the Broker Nominee Form if necessary) must be received by the Agent at least two (2) calendar days prior to the Record Date established for a particular dividend in order for a Stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend, otherwise, reinvestment will begin on the relevant date of the reinvestment of dividends (the "Dividend Reinvestment Date") following the next record date. With respect to Cash Purchases, the Agent must receive the Authorization Form, good funds (as defined in Section 8(b)(vi)), and the Broker Nominee Form if necessary, at least one business day prior to the commencement of the Pricing Period in order for a Participant's Cash Purchase to be invested on the related Cash Purchase Investment Date, otherwise, such authorization will be effective as of the next Cash Purchase Investment Date and the funds will be returned to the Participant as provided in Section 8(b)(vi).

                           6.  PARTICIPATION OPTIONS

     The Authorization Form provides for the purchase of additional shares of Common Stock through the following participating options:

     (a) Full Dividend Reinvestment. If the "Full Dividend Reinvestment" option
         --------------------------
is elected, the Agent will apply all cash dividends on all shares of Company Stock then or subsequently registered in the Participant's

                              EXHIBIT 4.1 -Page 4
name, including all whole and fractional shares of Common Stock, together with any voluntary cash contributions for Cash Purchases towards the purchase of additional shares of Common Stock;

     (b) Partial Dividend Reinvestment. If the "Partial Dividend Reinvestment"
         -----------------------------
option is elected, the Agent will apply all cash dividends on the number of shares of Company Stock then registered in the Participant's name and designated in the appropriate space on the Authorization Form and all cash dividends on shares of Common Stock purchased for the Participant's Account pursuant to the Plan, together with any voluntary cash contributions for Cash Purchases towards the purchase of additional shares of Common Stock; and

     (c) Cash Purchases Only. If "Cash Purchases Only" is elected, the Agent
         -------------------
will only apply the voluntary cash contributions for Cash Purchases received from the Participant towards the purchase of additional shares of Common Stock.

     Under each of the options, any future cash dividends on shares of Company Stock credited to the Participant's Account will be reinvested, including dividends on shares of Common Stock purchased with any voluntary cash contributions for Cash Purchases, until the Participant specifies otherwise or the Participant's Account is terminated. Participants may change their participation options at any time by requesting a new Authorization Form and returning it to the Agent at the address set forth below.

                          7.  BROKER AND NOMINEE FORM

     The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner, or planning to hold shares of an interested investor who is not currently a Stockholder of the Company, in the name of a major securities depository may invest Cash Purchases within the minimum and maximum investment limitation established for the Plan (see "Purchase and Price of Shares" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form must be delivered to the Agent each time such broker, bank or other nominee transmits Cash Purchases. Broker and Nominee Forms will be furnished at any time upon request to the Agent.

     The Broker and Nominee Form and appropriate instructions must be received by the Agent not later than 12:00 Noon New York City time on the business day immediately preceding the relevant Pricing Period (as defined below under "Purchase and Price of Shares") in order to be invested on the Cash Purchase Investment Date; otherwise the Cash Purchase will be returned, without interest.

     Shares issued pursuant to a properly completed Broker and Nominee Form will not be deemed Plan shares, therefore, subsequent dividends will be paid in cash unless otherwise instructed by the Beneficial Owner (See "Enrollment Procedures" above for a discussion of the requirements for Beneficial Owner participation in the reinvestment of dividends).

                     8.  PURCHASE OF AND PRICE OF SHARES.

     (a) Dividend Reinvestment. The Agent will apply cash credited to the
         ---------------------
Participant's Account pursuant to Paragraph 5 above to the purchase of full and/or fractional interests in shares of Common Stock and will credit the number of shares of Common Stock so purchased to the Participant's Account. The Agent will apply such funds toward the purchase of shares of Common Stock in the open market or from authorized but unissued shares of Common Stock for the Participant's Account.

          (i) Discount Rate on Dividend Reinvestments. The authorized but
              ---------------------------------------
unissued shares of Common Stock purchased by the Agent directly from the Company pursuant to the reinvestment of dividends will be issued at the Discount Rate to the then current Market Price for Dividend Reinvestments (as defined below) as of the Dividend Reinvestment Date. The Discount Rate may be zero and is subject to change for future dividend reinvestments, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected

                              EXHIBIT 4.1-Page 5
capital needs. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; if the Company elects to purchase the shares in the open market or in privately negotiated transactions, the Discount Rate will not be applied to such purchases for the Participant's Account.

          (ii)   Price per Share for Reinvested Dividends. The "Market Price for
                 ----------------------------------------
Dividend Reinvestments" per share of Common Stock acquired directly from the Company shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the Stock Exchange on the Dividend Reinvestment Date, or if no trading occurs in the Common Stock on the Dividend Reinvestment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Dividend Reinvestment Date for which trades are reported. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Agent in connection with such open market purchases, without application of the Discount Rate. The Agent shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Agent's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Agent may determine.

          (iii)  Dividend Reinvestment Date. The Dividend Reinvestment Date will
                 --------------------------
be on or within fifteen (15) days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the Dividend Payment Date. For a schedule of expected Dividend Reinvestment Dates through 2002, see Schedule A of the Prospectus.

     (b)  Cash Purchases. A Stockholder may also make Optional Cash Purchases of
          --------------
shares of Common Stock, subject to a minimum of $100 and a maximum of $5,000 (except in cases covered by a Request for Waiver as discussed below). New investors, not currently Stockholders of the Company, may make Initial Cash Purchases subject to a minimum of $500 and a maximum of $5,000 (except in cases covered by a Request for Waiver). For purposes of these limitations on Cash Purchases, all Plan accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion.

          (i)  Discount Rate on Cash Purchases. The authorized but unissued
               -------------------------------
shares of Common Stock purchased by the Agent directly from the Company for Cash Purchases not in excess of the $5,000 maximum will be issued at the Discount Rate to the then current Market Price for Cash Purchases as of the Cash Purchase Investment Date. The Discount Rate may be zero and is subject to change for future investment periods, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; the Discount Rate will not be applied to purchases for the Participant's Account in the open market or in privately negotiated transactions.

          (ii) Price per Share for Cash Purchases. The "Market Price for Cash
               ----------------------------------
Purchases" per share shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the Stock Exchange during the Pricing Period prior to the related Cash Purchase Investment Date. No commission shall be paid with respect to purchases of authorized but unissued shares of Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Agent in connection with such open market purchases, without application of the Discount Rate. The Agent shall pay brokerage commissions in an amount determined by the

                              EXHIBIT 4.1-Page 6
prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will by paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Agent's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Agent may determine.

          (iii)  Waiver of Maximum Cash Purchase Limitation. Cash Purchases in
                 ------------------------------------------
excess of $5,000 may be made only upon acceptance in writing by the Company of a completed written Request for Waiver form from the Participant. A Request for Waiver must be received by the Company at its corporate address or via facsimile at (310) 434-0100 no later than 2:00 p.m. New York City time on the second business day preceding the relevant Pricing Period. Request for Waiver forms may be obtained from the Company. The Company may establish a discount rate different than the Discount Rate, ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. Participants may obtain the applicable Waiver Discount by telephoning the Company three business days prior to the first day of the Pricing Period. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions; the Company's need for additional funds; the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds; the purchase price likely to apply to any sale of Common Stock under the Plan; the Participant submitting the request; the extent and nature of such Participant's prior participation in the Plan; the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. The Company anticipates that it will respond to each Request for Waiver by the close of business (7:00 p.m. New York City time) on the second business day preceding the relevant Pricing Period. Any Request for Waiver accepted by the Company will be subject to all the terms and conditions provide in Section 8(b) above, except those terms and conditions expressly changed by this Section.

          (iv) Threshold Price. Notwithstanding anything contained herein to the
               ---------------
contrary, the Company may establish for each Pricing Period a threshold price applicable to the purchase of newly issued shares of Common Stock purchased through cash investments made pursuant to Requests for Waiver approved by the Company (the "Threshold Price"). The Threshold Price, if any, will be established by the Company at least three business days prior to the first day of the Pricing Period, and will be established in the Company's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Threshold Price and Discount Waiver by telephoning the Company. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the Stock Exchange for a Trading Day of the Pricing Period must equal or exceed. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Pricing Period and (ii) the determination of the purchase price of the Common Stock for all cash investments made pursuant to Requests for Waiver approved by the Company. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, then the purchase price of the Common Stock will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.

     Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied will cause the return of a portion of any cash investments made pursuant to Requests for Waiver approved by the Company. The returned amount will equal one-twelfth of such cash investments for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, then 3/12 (i.e., 25%) of such cash investments will be returned without interest.

                              EXHIBIT 4.1-Page 7

     The Threshold Price and return procedure discussed above apply only to Cash Purchases made pursuant to Requests for Waiver approved by the Company and not to the reinvestment of dividends or Cash Purchases that do not exceed $5,000.

          (v)  Cash Purchase Investment Date. The Cash Purchase Investment Date
               -----------------------------
for Cash Purchases will occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month. For a schedule of expected Cash Purchase Due Dates and Cash Purchase Investment Dates through 2002, see Schedule A of the Prospectus.

          (vi) Timing and Procedure for Cash Purchases. Each month the Agent
               ---------------------------------------
will apply a Cash Purchase for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Cash Purchase Investment Date. In order for funds to be invested on the next Cash Purchase Investment Date, the Agent must have received the following in a timely fashion: (i) the Authorization Form (if purchaser has not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m. New York City time two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period (the "Cash Purchase Due Date") although the Company may, within its sole discretion, accept funds for Cash Purchases after the Cash Purchase Due Date in the event of unanticipated delays or inadvertence by the Participant. Such check, money order or wire transfer must have cleared before the related Cash Purchase Investment Date. Wire transfers may be used only if approved verbally in advance by the Agent, and instructions for Wire Transfers can be obtained from the Agent. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Continental Stock Transfer & Trust Company -- ANH Dividend Reinvestment and Stock Purchase Plan." Checks returned for any reason will not be resubmitted for collection. Generally, funds received for Cash Purchases which are not invested under the Plan will be returned to Participants without interest at the end of the Pricing Period; such Cash Purchases may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period. Upon a Participant's written request received by the Agent no later than two business days prior to the Pricing Period, a timely Cash Purchase not already invested under the Plan will be canceled or returned to the Participant as soon as practical. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Agent. In making purchases for the Participant's Account, the Agent may commingle the Participant's funds with those of other Participants in the Plan. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE AGENT PENDING INVESTMENT OR RETURN TO THE PARTICIPANT. FUNDS FOR CASH PURCHASES DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                     9.  FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion generally summarizes the material federal income tax consequences, under current law, that may result from participation in the Plan. This discussion is not intended to be exhaustive or a substitute for a careful analysis of all of the tax issues which may affect a person's decision to participate in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). THE FOLLOWING DISCUSSION IS GENERAL INFORMATION ONLY, AND EACH PARTICIPANT IS STRONGLY URGED TO CONSULT WITH, AND MUST RELY ON THE ADVICE OF, HIS OR HER OWN TAX ADVISORS WITH RESPECT TO THE TAX IMPLICATIONS OF PARTICIPATING IN THE PLAN AND THE DISPOSITION OF ANY SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN.

     The tax discussion set forth below is based upon the Internal Revenue Code of 1986, as in effect on the date hereof ("IRC"), existing and proposed Treasury Regulations promulgated by the United States Treasury Department as of the date hereof, and current administrative interpretations and court decisions in existence as of the date hereof, including, without limitation, various rulings of the Internal Revenue Service (the "IRS") regarding

                              EXHIBIT 4.1-Page 8
several types of dividend reinvestment plans, although no ruling has been issued or requested regarding the Plan. PRESENT FEDERAL INCOME TAX LAWS AFFECTING THE COMPANY AND THE PARTICIPANTS COULD BE SUBSEQUENTLY CHANGED BY NEW LEGISLATION, TREASURY REGULATIONS, ADMINISTRATIVE INTERPRETATIONS AND/OR COURT DECISIONS, OR DIFFERENCES OF OPINION COULD SUBSEQUENTLY ARISE AS TO THE PRESENT INTERPRETATION OF THE EXISTING TAX LAWS. THE COMPANY IS UNDER NO OBLIGATION TO (AND IT WILL
NOT) PROVIDE ANY INFORMATION CONCERNING (OR UPDATING) ANY CHANGES TO THE TAX LAWS DESCRIBED HEREIN. Furthermore, the discussion herein is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment claimed by any Participant will not be successfully challenged by the IRS.

          (a) Reinvested Dividends.  Participants who participate in the
              --------------------
dividend reinvestment aspect of the Plan will be treated for federal income tax purposes as receiving, on each Dividend Reinvestment Date, a distribution in an amount equal to the fair market value of the shares of Common Stock received (or credited to the Participant's Account) (plus a pro rata portion of any brokerage cost incurred in the open market purchases of the shares of Common Stock). That portion of the distribution that is a "dividend" (as defined in IRC Section 316) shall be included in the Participant's gross income. The term "dividend" is defined in IRC Section 316 as any distribution of property made by a corporation to its shareholders out of current or accumulated earnings and profit. When shares of Common Stock are purchased directly from the Company (pursuant to the dividend reinvestment aspect of the Plan), the amount of the distribution will be the full fair market value of the shares of Common Stock as of the Dividend Reinvestment Date, notwithstanding that the Participant may have acquired such shares of Common Stock at the Discount Rate.

     Shares of Common Stock acquired for Participants pursuant to the dividend reinvestment aspect of the Plan will have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a dividend. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the Dividend Reinvestment Date upon which the share of Common Stock was acquired.

     The reinvestment of dividends does not relieve Participants of (nor change, except as provided above) any federal income tax consequence that would otherwise accompany the actual distribution of such dividends. Participants who are Qualified Plans or IRAs should be able to continue to exclude the reinvested dividends from unrelated business taxable income (to the same extent such Participants would have been able to exclude the reinvested dividends had such dividends been distributed and not reinvested) unless such Participants have borrowed to acquire their shares of Common Stock. The Agent will report to each Participant for tax purposes the dividends to be credited to the account as well as any discounts or costs incurred by the Company. Such information will also be furnished to the IRS to the extent required by law. In addition, the IRC imposes certain reporting obligations on brokers and other intermediaries. As a result, the Agent will be required to report to the IRS and the Participant any sale of Common Stock by it on behalf of a Participant.

          (b) Cash Purchases. Participants who acquire shares of Common Stock
              --------------
(pursuant to the Cash Purchase aspect of the Plan) without the benefit of the Discount Rate, will neither realize gross income upon receipt of such shares nor be treated as having received a distribution. Any such Participant will have an initial tax basis in such shares of Common Stock equal to the amount paid for such shares.

          However, Participants who acquire shares of Common Stock (pursuant to the Cash Purchase aspect of the Plan) with the benefit of the Discount Rate, may be treated as receiving a distribution equal to the amount of the discount each time such Participants acquire shares pursuant to the Plan. At present, it appears the IRS will take the position that Participants who acquire shares at a discount pursuant to both the dividend reinvestment and optional purchase aspects of the Plan, will be forced to treat the amount of the discount as a distribution (whether the shares are acquired pursuant to the optional purchase aspect or otherwise). In this regard, such Participants will be treated as receiving distributions of cash, each time such Participants acquire shares of Common Stock at the Discount Rate, in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock so acquired (determined upon the date on which they were acquired) (plus a pro rata portion of

                              EXHIBIT 4.1-Page 9
the brokerage cost incurred in open market purchases) over the amount of the cash payment made to acquire such shares of Common Stock. Any such acquired shares will have an initial tax basis equal to the amount of the cash payment made plus the excess, if any, of the fair market value of the shares of
     ---
Common Stock purchased over the amount of the cash payment made to acquire such shares. The fair market value on an acquisition date is likely to differ from the Market Price for Cash Purchases for the pricing period immediately preceding the related Cash Purchase (which determines the number of shares of Common Stock acquired). The amount treated as a distribution will constitute a dividend for federal income tax purposes to the same extent that a cash distribution of such amount would be so treated. The holding period for a share of Common Stock (including fractions thereof) generally begins on the day after the Cash Purchase Investment Date upon which the share of Common Stock was acquired.

     Participants who acquire shares at a discount pursuant to only the optional purchase aspect of the Plan (i.e. Participants who do not participate in the
                             ---
dividend reinvestment aspect of the Plan) need not treat the amount of any such discount as a distribution. Such Participants would take an initial tax basis in the purchased shares of Common Stock equal to the actual purchase price paid by such Participants.

     The foregoing general discussion relates only to federal income taxation. Participants should consult their tax advisors as to the possible application of state and local tax laws prior to electing to participate in the Plan.

                                 10.  VOTING.

     The Agent will not vote shares of Common Stock that it holds for a Participant's Account except as directed by the Participant.

                              11.  CERTIFICATES.

     Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's Account Statement. However, a Participant may request a certificate for any of the whole shares of Common Stock which have accumulated in such Participant's Account by writing a letter of instruction to the Agent. Each certificate issued will be registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name on the Participant's Account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's Account and will automatically be reinvested.

     Participants who wish to do so may deposit Company Stock certificates registered in their names with the Agent for credit under the Plan. There is no charge for such deposits and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate.

     Shares of Company Stock credited to a Participant's Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's Account must first withdraw such shares of Common Stock from the account.

                      12.  TERMINATION OF PARTICIPATION.

     A Participant's Account may be terminated at any time by notifying the Agent in writing. With respect to the reinvestment of dividends, unless the termination notice is received by the Agent at least two (2) business days prior to any Dividend Record Date, it cannot be processed until after purchases made from the dividends paid have been completed and credited to Participant's Account. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. With respect to the investment of Cash Purchases, unless the termination notice is received by the Agent at least two (2) business days prior to the commencement of the Pricing Period, it cannot be processed until after any funds received for Cash Purchases for that Cash Purchase Investment

                              EXHIBIT 4.1-Page 10

Date have been invested. The Agent may terminate the account by notice in writing mailed to the Participant. Once termination has been effected, the Agent will issue to the Participant, without charge, certificates for the full shares of Common Stock held in the account or, if the Participant so requests, sell the full shares of Common Stock held under the Plan, deduct brokerage commissions, transfer taxes and a service charge (if any) and deliver the proceeds to the Participant. The Participant's interest in any fractional share of Common Stock held in his account at termination will be paid in cash based on the average of the daily high and low sales price computed to four decimal places, of the shares of Common Stock as reported on the Stock Exchange on the date of termination. A Participant will also be entitled to the uninvested portion of any funds received for Cash Purchases if notice of termination is received prior to the date when the Agent becomes obligated to pay for purchased shares of Common Stock.

     If a Participant disposes of all shares of Company Stock represented by certificates registered in his own name on the books of the Company but does not give notice of termination under the Plan, the Agent may continue to reinvest the dividends on his shares of Company Stock under the Plan until otherwise directed.

     A Participant who changes his or her address must notify the Agent immediately. If a Participant changes residences to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

                             13.  STOCK DIVIDENDS.

     Any stock dividends or stock splits distributed by the Company on shares of Company Stock held by the Agent for the Participant will be credited to the Participant's Account. In the event the Company makes available to its Stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Agent in order to permit a Participant to determine what action he desires to take.

                       14.  RESPONSIBILITY OF THE AGENT.

     The Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant's Account upon such Participant's death prior to receipt of notice in writing of such death and
(2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times such purchases or sales are made.

                            15.  AMENDMENT OF PLAN.

     The Plan may be amended or supplemented by the Agent or the Company at any time or times, including the period between Dividend Record Date and the relisted Dividend Reinvestment Date. Any such amendment may include an appointment by the Agent in its place and stead a successor Bank or other agent under these terms and conditions. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company.

                             16.  APPLICABLE LAW.

     The terms and conditions of this authorization shall be governed by the laws of the State of Maryland.

                             17.  EFFECTIVE DATE.

     The date of the adoption of the Plan is August 27, 1999.

                              EXHIBIT 4.1-Page 11

                          18.  PLAN OF DISTRIBUTION.

     Except to the extent the Agent purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to Stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Request for Waivers granted with respect to the Cash Purchase feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price for Cash Purchases, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for Dividend Reinvestments of Common Stock acquired through the reinvestment of dividends under the Plan.

     Except with respect to open market purchases of Common Stock relating to reinvested dividends or Cash Purchases, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan, up to 5% of the Market Price for the Dividend Reinvestments or Market Price for Cash Purchases of the Common Stock. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Agent (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a soliciting of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                       19.  INQUIRIES REGARDING THE PLAN

     All correspondence and questions regarding the Plan, a Participant's Account or the Discount Rate, Waiver Rate, or Threshold Price should be directed to:


                       Anworth Mortgage Asset Corporation
                       1299 Ocean Avenue, Suite 200
                       Santa Monica, California  90401
                       Telephone:    (310) 394-0115
                       Facsimile:    (310) 434-0100
                       Attn:         Pamela J. Watson


     or


                       ANH Dividend Reinvestment and Stock Purchase Plan Continental Stock Transfer & Trust Company
                       2 Broadway
                       19th Floor
                       New York NY 10004
                       Telephone:    (212) 509-4000

                              EXHIBIT 4.1-Page 12

                       Facsimile:  (212) 509-5150

                                  20.   EXECUTION.


     To record the adoption of the Plan as of August 27, 1999, the Company has caused this Plan to be executed in the name and on behalf of the Company by a duly authorized officer.

                         ANWORTH MORTGAGE ASSET CORPORATION,
                         a Maryland corporation


                         By:    /s/ Lloyd McAdams
                            --------------------------------
                                Lloyd McAdams, President



                              EXHIBIT 4.1-Page 13